UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Gold Kist Inc.

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The following letter was distributed to Gold Kist’s Producers on October 20, 2006:

October 20, 2006

Dear Gold Kist Producers,

There has been a lot of publicity lately about Pilgrim’s Pride’s attempt to acquire Gold Kist. I would like to let you know where things stand in order to clarify any potential misunderstandings.

As you know, Pilgrim’s Pride Corporation has launched an unsolicited tender offer to acquire Gold Kist for $20 per share in cash. The Board of Directors has recommended to stockholders NOT to tender their shares. The Board has unanimously determined that the Pilgrim’s offer is inadequate and not in the best interests of Gold Kist stockholders. The Board believes that the Company is poised to begin benefiting from the significant capital investments made during the past few years under our current strategic business plan. In addition, the Board is committed to continuing to explore alternatives to maximize stockholder value and formed a special committee to explore strategic plans and potential alternatives to maximize value.

One of the many conditions to Pilgrim’s offer to buy Gold Kist’s common stock is the successful completion of a separate tender offer for Gold Kist’s senior notes, about which they made recent public announcements concerning percentages of senior notes tendered. It is important for you to know that senior note holders are holders of Gold Kist’s debt or bonds and are not stockholders. The note holders are NOT the owners of the Company. Only common stockholders are owners, and only they can ultimately decide if Gold Kist should be sold. Our Board of Directors believes our strategic plan or execution of a strategic alternative will yield greater value for Gold Kist’s shares than the current Pilgrim’s offer, which was made following a recent cyclical downturn in the industry.

You also may have seen the recent news that we have filed a lawsuit against Pilgrim’s over its attempt to add nine of its own officers to our Board of Directors. Our lawsuit alleges that Pilgrim’s attempt to add nine of its own officers to our Board of Directors would, if successful, violate Section 8 of the Clayton Act, which prohibits officers and directors of companies of a certain size from sitting on the board of directors of a competitor. Our lawsuit also alleges that Pilgrim has violated the anti-fraud provisions of the federal proxy and tender offer rules by not disclosing that the election of Pilgrim’s nominees would violate the Clayton Act. Although Pilgrim’s offer has received anti-trust approval under one portion of the anti-trust laws, which we anticipated, this anti-trust clearance does not affect the lawsuit that we filed. We firmly believe that Pilgrim’s actions will be found in violation of the law.

We recognize that the details of Pilgrim’s offers are very complicated. If you have any questions, please contact Wayne Lord in our Corporate Relations Department at 770-393-5312 or by e-mail at wayne.lord@goldkist.com.

Gold Kist is a great company with great producers, employees and customers. We are working hard to make sure we maximize shareholder value while protecting the interest of all our stakeholders. We greatly appreciate your continued support and encouragement.

Sincerely,

John Bekkers

President and Chief Executive Officer

JB/kgh